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Mesa Energy Holdings Names Former New York Governor George E. Pataki to the Advisory Board

DALLAS -- Mesa Energy Holdings, Inc. (the "Company") (OTCBB: MSEH.OB), an oil and gas exploration and production company with a focus on the Marcellus Shale in western New York, announced today that former New York Governor George E. Pataki has been named to the Company's Advisory Board. Governor Pataki joins Jeffrey A. Chadwick and Arthur J. Pyron on the Advisory Board, and, together, they will work with executive management to provide subject matter expertise and strategic guidance to help the Company best capitalize on the development of its Java Field prospect in Wyoming County in western New York.

"Assembling an Advisory Board with distinguished industry and political leaders will be instrumental in providing the Company with guidance, support and strategic direction," said CEO of Mesa Energy Holdings, Randy M. Griffin. "I am honored that Governor Pataki has accepted a position on our Advisory Board and I believe his distinctive background and wealth of experience will be a major asset for us."

Governor Pataki joined the law firm Chadbourne and Parke, LLP in 2007 as Counsel, focusing on that firm's environmental, energy and infrastructure practice areas. The Governor also is the founder and Chairman of Pataki-Cahill Group, a consulting firm concentrating on climate change, energy and the environment.

Prior to joining Chadbourne & Parke and starting the Pataki-Cahill Group, he served three terms as the 53rd governor of New York State, from 1995 through 2006. First elected in 1994, he won re-election in 1998 and again in 2002. He was a partner in the New York law firm of Plunkett & Jaffe until 1987. He was elected mayor of Peekskill, New York in 1981, and served in the New York State Legislature as an assemblyman and then a senator from 1985 to 1994, before becoming governor.

Widely know for his protection of over one million acres of open space, the most since Teddy Roosevelt, Governor Pataki balanced his pro-business philosophy with award-winning, cutting-edge policies in the renewable energy and environmental fields. He led the establishment of the first mandatory cap and trade carbon initiative (Regional Greenhouse Gas Initiative - RGGI) which now includes ten Northeastern and Mid-Atlantic states. The Governor implemented the first integrated strategy for creating clean, renewable transportation networks utilizing alternative fuels, including tax and other incentives for both consumers and manufacturers, grants for alternative retail fuel distribution systems and the exemption of renewable fuels from all state and local taxes.

Governor Pataki established New York's leading brownfields program spurring development in cities across the state by creating a $200 million fund to support the redevelopment of contaminated sites and instituting a $135 million tax credit program to encourage public private investment in brownfields. He instituted the nation's first green buildings tax credit incentive program which led to the building of the first high-rise green office building in the United States, the first high-rise green residential building in the United States and a host of other green projects currently under development. Most notably, through his determined leadership, Governor Pataki ensured that the redeveloped World Trade Center site will be a global example of green building design.

In addition, Governor Pataki worked to create public private partnerships for clean energy generation in New York State resulting in one of the largest industrial solar power arrays in the U.S., two cellulosic ethanol pilot production facilities and one of the largest wind-power arrays in the Eastern United States. He introduced net metering to encourage alternative energy production in homes and established the nation's first business park devoted to the development of clean energy technologies.

Among numerous other awards, Business Week named Governor Pataki one of the top 20 "individuals who stand out for their efforts to cut gases that cause global warming" in the world. Also, in 2006, Vanity Fair called him a governor who "gets it" in its inaugural "Green Issue" for his efforts concerning the environment.

Since joining Chadbourne & Parke, Pataki served as co-chairman of the Council on Foreign Relations Independent Task Force on Climate Change and as United States Public Delegate to the United Nations General Assembly. He is a director of the National Audubon Society and the New York Historical Society.

About Mesa Energy Holdings, Inc.

Headquartered in Dallas, TX, Mesa Energy Holdings, Inc. is a growth-oriented, exploration stage oil and gas exploration and production (E&P) company with a definitive focus on growing reserves and net asset value per share, primarily through the development of highly diversified, multi-well developmental and defined-risk exploratory drilling opportunities and the acquisition of solid, long-term existing production with enhancement potential. Although the Company is constantly evaluating opportunities in the nation's most productive basins, the Company's primary focus is currently on the Devonian Black (Marcellus) shale in the northern Appalachian Basin in western New York.